Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Between

GREEN PLAINS CATTLE COMPANY LLC

(“Purchaser”)

and

CARGILL CATTLE FEEDERS, LLC

(“Seller”)

DATED: April 25, 2017

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 25th day of April, 2017, by and between GREEN PLAINS CATTLE COMPANY LLC, a Delaware limited liability company (the “Purchaser”), and CARGILL CATTLE FEEDERS, LLC, a Delaware limited liability company (the “Seller”).

RECITALS

A. Seller is the owner and operator of a cattle feedlot in Leoti, Kansas and a cattle feedlot in Yuma (Eckley), Colorado.

B. Purchaser is a wholly owned subsidiary of Green Plains Inc.

C. Purchaser desires to purchase and assume, as applicable, and Seller desires to sell, transfer, convey, assign and deliver, as applicable, its two (2) cattle feedlots described above and certain other selected assets and liabilities associated therewith in the manner described herein and subject to the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions.

For purposes of this Agreement, the following terms have the meanings specified:

“Affiliate” when used in reference to a specified Person, means any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person.

“Agreed Claim” has the meaning set forth in Section 8.3(a).

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Alternative Transaction” means any (i) direct or indirect acquisition of assets of the Seller or any of its subsidiaries (including any voting equity interests of Seller’s subsidiaries) equal to 50.1% or more of the fair market value of Seller’s consolidated assets or to which 50.1% or more of the Seller’s net revenues or net income on a consolidated basis are attributable, (ii) direct or indirect acquisition of 50.1% or more of the voting equity interests of the Seller, (iii)

tender offer or exchange offer that if consummated would result in any person beneficially owning 50.1% or more of the voting equity interests of the Seller, (iv) merger, consolidation, other business combination or similar transaction involving the CMS or any of its subsidiaries, pursuant to which such person would own 50.1% or more of the consolidated assets, net revenues or net income of the Seller and its subsidiaries, taken as a whole, or (v) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Seller or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Seller; in all cases of clauses (i)-(iv) where such transaction is to be entered into with any person or group of persons other than Purchaser or its affiliates.

“Ancillary Documents” means the documents, instruments and agreements to be executed and/or delivered by the parties pursuant to this Agreement, including the Bill of Sale, Assignment and Assumption Agreement, the Deeds, the Transition Services Agreement and the Production Agreement.

“Assets” has the meaning set forth in Section 2.1(a).

“Assigned Contracts” has the meaning set forth in Section 2.1(a)(iv).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(b)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.1(d).

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Basket” has the meaning set forth in Section 8.5(a).

“Benefit Plan” means any and all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), stock option, restricted stock, stock purchase, stock appreciation, or phantom stock plan.

“Bill of Sale” has the meaning set forth in Section 2.5(b)(i).

“Books and Records” has the meaning set forth in Section 2.1(a)(v).

“Business” means the business of owning, feeding and growing cattle for slaughter operated by Seller at the Feedlots.

“Business Day” means a day other than a Saturday, Sunday or other day on which national banks in the States of Colorado and Kansas are not required or authorized to close.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” has the meaning set forth in Section 8.3(b).

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Closing Date Purchase Price” has the meaning set forth in Section 2.3(a).

“Closing Date Inventory” means the dollar value of Inventory determined in accordance with the Inventory Methodology as of the close of business on the Closing Date.

“CMS” means Cargill Meat Solutions Corporation, a Delaware corporation and Affiliate of Seller.

“Code” means the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Purchaser and Seller exchanged May 2, 2016.

“Contract” means any agreement, license agreement (other than a license or Permit granted by a Governmental Body), contract, lease, sublease, consensual obligation, promise, commitment, arrangement, understanding or undertaking (whether written or oral) of any type, nature or description that is legally binding.

“Core Representations” has the meaning set forth in Section 8.4.

“Deed” has the meaning set forth in Section 2.5(b)(iii).

“Defense Notice” has the meaning set forth in Section 8.3(b).

“Direct Claim” has the meaning set forth in Section 8.3(a).

“Direct Claim Indemnification Notice” has the meaning set forth in Section 8.3(a).

“Direct Claim Indemnification Dispute Notice” has the meaning set forth in Section 8.3(a).

“Effective Time” is defined in Section 2.5(a).

“Encumbrance” means liens, pledges, mortgages, security agreements, security interests, pledges, charges, adverse claims, easements, servitude, rights of way, encroachments, restrictions, assessments, leases, agreements, licenses, covenants, conditions, levies, options, rights of first refusal, rights of first option, restrictions on transfer, or proxies or other voting or exercise of any other attribute of ownership.

“End Date” has the meaning set forth in Section 7.1(b).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any and all Laws of any Governmental Body relating to the regulation and protection of human health, safety, or the Environment or regulating or imposing standards of liability or standards of conduct concerning air, water, solid waste, hazardous waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, radioactive material, resource protection, health protection and similar environmental health and safety concerns, including the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, CERCLA, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Occupational Safety and Health Act, and any and all rules, regulations, common law, orders or directives pertaining to (A) treatment, storage, disposal, or generation of Hazardous Materials (as defined below); (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release (as defined below) or Threatened Release into the Environment of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; and (E) underground and other storage tanks or vessels.

“Environmental Matters” means any legal obligation or liability arising under applicable Environmental Law, or with respect to the Environment or to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Inventory” has the meaning set forth in Section 2.4(a).

“Estimated Inventory Adjustment Amount” has the meaning set forth in Section 2.4(b).

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Excluded Liabilities” has the meaning set forth in Section 2.1(e).

“Exclusivity Expiration Date” has the meaning set forth in Section 5.7.

“Exercise Period” has the meaning set forth in Section 10.6(b).

“Existing Stock” has the meaning set forth in Section 10.7.

“Feedlots” means the cattle feedlots of Seller located at 857 North Highway 25, Leoti, Kansas and 12998 County Road 42, Yuma, Colorado.

“Final Inventory” has the meaning set forth in Section 2.4(d).

“Final Order” means an action or decision of the Governmental Body as to which (i) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of such petition or application has passed, (iii) the Governmental Body does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (iv) no judicial appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any: (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal); (iv) multi-national organization or body; and/or (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means any and all (i) toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances listed or identified in, regulated by, or which form the basis of liability under any Environmental Law, and (ii) any of the following, whether or not included in the foregoing: polychlorinated biphenyls, asbestos in any form or condition, urea-formaldehyde, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof, nuclear fuels or materials, chemical wastes, radioactive materials and explosives.

“HSR Act” has the meaning set forth in Section 5.1(b).

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Initial Resolution Period” has the meaning set forth in Section 2.4(d).

“Injunction” means any and all writs, rulings, awards, directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

“Intellectual Property” means (i) patents and patent applications issued by or filed with any Governmental Body, and any industrial designs, and inventions and patent disclosures, including, without limitation, all provisional, re-issuance, continuation, continuation-in-part, and divisional applications, and all revisions, extensions and re-examinations thereof, (ii) trademarks, service marks, certification marks, collective marks, collective membership marks, trade dress, logos, trade names, corporate names, and all goodwill associated therewith, and registrations and applications therefor registered or filed with any Governmental Body, together with the goodwill associated with the foregoing, (iii) copyrightable works and copyrights, all renewal rights, and all applications, registrations and renewals registered or filed with any Governmental Body in connection therewith, (iv) trade secrets, proprietary information, confidential business information and other information (including ideas, research and development, know how, inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto, formulas, compositions, design, product selection, fabrication, assemblage and manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) computer software (including data and related documentation), (vi) internet domain names and registration rights and related security passwords or codes, and (vii) other unregistered intellectual property of any kind or nature, including unregistered trademarks and copyrights.

“IRS” means the United States Internal Revenue Service.

“Inventory” means all feed, feed ingredients, medicine and other items used or held for use in the Business, including all forward physical grain contracts (but, for the avoidance of doubt, excluding cattle).

“Inventory Deficit” has the meaning set forth in Section 2.4(f).

“Inventory Methodology” has the meaning set forth in Section 2.4(c).

“Inventory Surplus” has the meaning set forth in Section 2.4(f).

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge after reasonable inquiry of Todd Allen, Bill Thoni, Mark Quayle, Renee Reed and Casey Mabry.

“Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, and Injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.

“Liability” or “Liabilities” means debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, whenever or however arising, including whether arising by operation of Law, or out of any Contract or tort based on negligence or strict liability).

“Loss” or “Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that the foregoing shall not be deemed to include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) changes or effects that generally affect the industries in which the Business operates; (ii) changes in securities or currency markets or general economic, regulatory or political conditions internationally or in any country in which the Business operates (including terrorism or the escalation of any war whether declared or undeclared or other hostilities or conflicts); (iii) effects due to changes in any accounting policies or principles (including GAAP) or any Laws affecting the Business; (iv) the failure of the Business to meet any internal projections or forecasts; (v) changes or effects arising out of, or attributable to, the announcement or the consummation of the transactions contemplated hereby, the execution of this Agreement, or the identity of Purchaser; (vi) any effect arising out of any action taken or omitted to be taken at the request or with the consent of Purchaser; or (vii) acts of God or natural disasters; provided, further, that the changes, effects, events, circumstances, state of facts, occurrences or developments described in clauses (i), (ii), and (iii) above may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and only to the extent that such changes, effects, events, circumstances, state of facts, occurrences or developments have had a materially disproportionate impact on the Business, taken as a whole, relative to the other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Objection Notice” has the meaning set forth in Section 2.4(d).

“Objection Period” has the meaning set forth in Section 2.4(d).

“Old Cattle” means all cattle held for use in the Business on the Closing Date.

“Ordinary Course of Business” means an action taken or not taken with respect to the Business that is consistent with past practices during the three (3) years prior to the date hereof (including with respect to quantity, nature, magnitude and frequency) and is taken in the ordinary course of the normal day-to-day operations of the Business.

“Permitted Encumbrance” means (i) all Encumbrances for Taxes that are not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate Proceedings; (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ Encumbrances and other similar Encumbrances imposed by applicable Law, incurred in the Ordinary Course of Business for amounts owed but not yet delinquent or the validity of which are being contested in good faith by appropriate Proceedings; (iii) with respect to Transferred Real Property, all applicable Laws and Final Orders regulating the use or occupancy of the Transferred Real Property; (iv) all pledges or deposits in connection with workers compensation, unemployment insurance and other social security legislation; (v) Encumbrance arising under any original purchase price conditional sales contract or equipment lease; (vi) each of the leases, subleases, licenses, concessions or service contracts to which Seller is a party which are set forth in the Schedules to this Agreement; (vii) with respect to the Transferred Real Property, those title matters set forth in Schedule 1.1(a); and (viii) other imperfections of title or Encumbrances, if any, that have not had and would not have a Material Adverse Effect.

“Permits” means all right, title and interest in and to any permits, licenses, certificates, filings, authorizations, approvals, or other indicia of authority (and any pending applications for approval or renewal of the foregoing), to own, construct, operate, sell, inventory, disburse or maintain any asset or conduct any business as issued by any Governmental Body.

“Person” means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

“Pre-Transfer Period” has the meaning set forth in Section 9.2.

“Post-Transfer Period” has the meaning set forth in Section 9.2.

“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Production Agreement” has the meaning set forth in Section 2.5(b)(iv).

“Property Taxes” has the meaning set forth in Section 9.2.

“Proposed Inventory” has the meaning set forth in Section 2.4(d).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Allocation” has the meaning set forth in Section 9.3.

“Purchaser” has the meaning set forth in the introductory paragraph hereof.

“Purchaser Benefit Plans” has the meaning set forth in Section 5.6(b).

“Purchaser Transitional License” has the meaning set forth in Section 10.7.

“Release” means any spilling, leaking, pumping, injection, disposal, emitting, discharging, dispersal, depositing, escaping, leaching, dumping, migration or other releasing into the Environment, whether intentional or unintentional, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Required Inventory” means Twenty Four Million dollars ($24,000,000).

“Reviewing Party” has the meaning set forth in Section 2.4(e).

“ROFR Offer” has the meaning set forth in Section 10.6(a).

“ROFR Period” has the meaning set forth in the introductory paragraph of Section 10.6.

“Sale Transaction” means any transaction or series of related transactions pursuant to which a Significant Packer were to acquire one or more Feedlot(s); notwithstanding the foregoing, any transaction or series of related transactions between any Significant Packer and the parent of Purchaser which involve a sale of substantially all of the assets of such parent of Purchaser, or involve a change in control of the equity interests of parent of Purchaser, shall not be deemed a Sale Transaction subject to the ROFR as set forth herein.

“Schedules” has the meaning set forth in the introductory paragraph to Article 3.

“Seller” has the meaning set forth in the introductory paragraph hereof.

“Seller Benefit Plans” means any Benefit Plan maintained, sponsored or participated in by Seller.

“Seller Owned Intellectual Property” means all Intellectual Property owned, controlled or licensed or used by Seller.

“Significant Packer” means Tyson Foods Inc., National Beef Packing Company and JBS USA and any affiliate of these companies including, but not limited to, parents, subsidiaries, partnerships, joint ventures, successors and and/or any other related entity of these companies that operates beef slaughter/processing facilities.

“Tax” or “Taxes” means any and all any federal, state, local or foreign net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, estimated, alternative minimum, add on minimum profits, transfer, sales, use, transfer, real property gains, registration, social security, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value-added, severance, stamp, occupation, property, customs, duties, real estate and/or other taxes, assessments, personal property, capital stock, escheat or unclaimed property payments, levies, fees, tariffs, imposts, or charges of any kind whatsoever imposed by any Governmental Body, including withholding of any of the foregoing, together with any interest, penalty, or additions to tax or additional amounts in respect of the foregoing.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, any amendment thereof, and any estimated report or statement.

“Third Party” means a Person not a party to this Agreement.

“Third Party Notice” has the meaning set forth in Section 10.6(a).

“Third Party Offer” has the meaning set forth in Section 10.6(a).

“Third Party Offer Terms” has the meaning set forth in Section 10.6(a).

“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing, or any notice has been given in writing that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter will, with reasonable certainty, be asserted, commenced, taken or otherwise pursued in the future.

“Transferred Employees” has the meaning set forth in Section 5.4(a).

“Transferred Real Property” has the meaning set forth in Section 2.1(a)(iv).

1.2	Interpretation.

For purposes of this Agreement: (i) the table of contents and headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting, (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, recital, preamble, annex and schedule references are to the articles, sections, paragraphs, exhibits, recitals, preamble, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any party to this Agreement or any Ancillary Document shall include such party’s successors and permitted assigns, (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (viii) all references to “$” or “dollars” shall be deemed references to United States dollars and (ix) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1	Purchase of Assets and Assumption of Liabilities.

On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Purchaser shall (i) purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Purchaser, all of Seller’s right, title and interest as of the Closing Date in all of the Assets (as defined below), and (ii) assume the Assumed Liabilities (as defined below).

(a) Assets. Purchaser will purchase all right, title and interest in, to and under the following assets of Seller used or held for use in the operation of the Business (collectively, the “Assets”):

(i) any and all Inventory of the Business,

(ii) furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property located at the Feedlots, including those set forth on Schedule 2.1(a)(ii),

(iii) real property, together with all buildings, structures and other improvements located thereon and rights appurtenant thereto, as set forth on Schedule 2.1(a)(iii) (the “Transferred Real Property”),

(iv) the rights and benefits of Seller under those Contracts set forth on Schedule 2.1(a)(iv) (the “Assigned Contracts”),

(v) originals, or where not available, copies, of all books and records, including machinery and equipment maintenance files, in each case, limited to the Business (collectively, “Books and Records”),

(vi) the rights and benefits of Seller under all transferable Permits related to the Business, and

(vii) the construction in progress specifically set forth on Schedule 2.2(a)(vii) (the “CIP Projects”).

(b) Old Cattle. At the Closing, Seller shall transfer possession of the Old Cattle to Purchaser so that Purchaser may continue the feeding and care thereof at the Feedlots until such Old Cattle are ready for harvest and fabrication. Seller shall maintain title to the Old Cattle. The cost and terms for the feeding and care of the Old Cattle are described in 10.8 and the Production Agreement.

(c) Excluded Assets. Notwithstanding anything to the contrary contained herein, all assets of Seller, other than the Assets, are excluded from the purchase and sale transaction hereunder, shall remain the property of Seller after the Closing (or other parties where appropriate) and shall not be purchased or assumed by Purchaser (the “Excluded Assets”), including:

(i) all cash and cash equivalents of Seller,

(ii) all Contracts that are not Assigned Contracts,

(iii) all Seller Owned Intellectual Property,

(iv) all real property of Seller (other than the Transferred Real Property),

(v) any non-transferable Permits,

(vi) the limited liability company charter and seal, minute books, membership interest transfer records and other limited liability company records of Seller relating to the organization, maintenance and existence of Seller,

(vii) Seller’s qualifications to conduct business, arrangements with registered agents, taxpayer and other identification numbers, seals,

(viii) any and all Seller Benefit Plans (including assets attributable thereto), and

(ix) any rights of Seller under this Agreement and the Ancillary Documents.

(x) Non-transferable software.

(xi) Accounts receivable

(d) Liabilities. Purchaser will assume the Liabilities of Seller which arise from the operation of the Feedlots as follows (collectively, the “Assumed Liabilities”):

(i) the obligations of Seller under all Assigned Contracts, except for any breach, defaults or non-current amounts owing under or arising pursuant to such Contracts,

(ii) scheduled obligations associated with Transferred Employees set forth in Schedule 2.1(d)(iii), (but excluding any obligation under Seller’s Retiree Medical Plan, obligations associated with Transferred Employees’ vacation and personal time off accrued to and through the Closing and withholding Taxes and liabilities described in Section 2.1(c)(viiii).

(e) Excluded Liabilities. Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller which are not Assumed Liabilities (collectively, the “Excluded Liabilities”), including:

(i) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Ancillary Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others,

(ii) any income Tax Liability of Seller,

(iii) any Tax Liability of any kind incurred by, imposed upon, or created by the Assets, Seller, or the Business which has as its basis any event, act, occurrence or omission on or before the Closing Date,

(iv) any Liability arising from, incident to or in connection with an Excluded Asset,

(v) any breach, default, or violation of Contracts or Law which has as its basis any event, act, occurrence or omission prior to the Closing Date,

(vi) any Proceeding having as its basis any event, act, occurrence or omission of or by Seller, and

(vii) any Liability arising from, in connection with or incident to any Benefit Plan, any breach of fiduciary duty under any Benefit Plan, any prohibited transaction under the Code or ERISA and any COBRA Liability which, in each case, has as its basis an event, act, occurrence or omission prior to the Closing Date.

2.2	Purchase Price.

The Purchase Price for the Assets and the assumption of the Assumed Liabilities shall be Thirty-Five Million, Six Hundred Fifty Thousand dollars ($35,650,000.00) (the “Base Purchase Price”), plus $24,000,000 (the value of the Required Inventory), subject to the adjustments, if any, determined pursuant to Section 2.4 and Article 8 (as so adjusted, the “Purchase Price”).

2.3	Calculation and Payment of the Closing Date Purchase Price.

(a) Calculation of the Closing Date Purchase Price. The Purchase Price paid by Purchaser to Seller on the Closing Date shall be (i) the Base Purchase Price, plus (ii)

the value of the Required Inventory, plus or minus (as applicable) (iii) the Estimated Inventory Adjustment Amount (determined in accordance with Section 2.4(b) below), plus (iv) costs related to the CIP Projects, plus (v) Cargill’s actual cost for all title insurance policies and surveys relating to the Transferred Real Property (the “Closing Date Purchase Price”).

(b) Payment of the Closing Date Purchase Price. The Closing Date Purchase Price shall be paid by Purchaser to Seller at and upon the Closing by wire transfer of immediately available funds to an account designated in writing by Seller.

2.4	Purchase Price Adjustment.

(a) Estimated Inventory Certificate. At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Purchaser (i) a good faith estimate of the Closing Date Inventory along with sufficient detail supporting such good faith estimate which shall include the type of inventory, the amount of such inventory, the estimated market price and basis, as appropriate, assumed for such inventory (the “Estimated Inventory”), (ii) the resulting Estimated Inventory Adjustment Amount (as defined below), and (iii) a certificate of an authorized officer of Seller certifying the foregoing.

(b) Estimated Inventory Adjustment Amount. The Base Purchase Price shall be increased on a dollar-for-dollar basis to the extent the Estimated Inventory is greater than the Required Inventory, and shall be reduced on a dollar-for-dollar basis to the extent the Estimated Inventory is less than the Required Inventory (the “Estimated Inventory Adjustment Amount”).

(c) Inventory Methodology. The Closing Date Inventory and Estimated Inventory Adjustment Amount (and the individual elements thereof, as applicable) shall be determined (and the Final Inventory shall be prepared) in accordance with and consistent with the policies, principles, procedures and methodologies as set forth in Annex I attached hereto and made a part hereof (the “Inventory Methodology”). Each of the deliveries set forth in this Section 2.4 shall be prepared in accordance with the Inventory Methodology.

(d) Final Inventory. Within thirty (30) calendar days following the Closing Date, Purchaser shall prepare and deliver to Seller its calculation of the Closing Date Inventory based upon and consistent with the Inventory count pursuant to Section 5.5 (the “Proposed Inventory”, and, in its final and binding form after resolution of any disputes pursuant to this Section 2.4, the “Final Inventory”), together with a copy of all of the books and records and supporting work papers utilized in the preparation and calculation of the Proposed Inventory. The Proposed Inventory shall be determined without giving effect to the transactions contemplated hereby and shall be based exclusively on the facts and circumstances as they immediately exist prior to the Closing. Seller shall have a period of thirty (30) calendar days (the “Objection Period”) after delivery of the Proposed Inventory in which to provide written notice to Purchaser of any objections thereto (the “Objection Notice”), and such notice shall set forth in reasonable detail the item(s) of the calculation of the Proposed Inventory to which each such objection relates and the basis for each such objection. If Seller gives any such Objection Notice within the Objection Period, then Seller and Purchaser shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice. If Seller and Purchaser do not resolve any dispute arising in connection with the Proposed Inventory within thirty (30) calendar days after the date of delivery of the Objection Notice, which 30-day period may be extended by written agreement of Purchaser and Seller (such period, as it may be extended, the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.4(e) below. The Proposed Inventory shall be deemed to be accepted by Seller, and shall become final and binding on the parties hereto, if Seller fails to deliver an Objection Notice prior to the expiration of the Objection Period or, if Seller delivers an Objection Notice prior to the expiration of the Objection Period, on such later date on which all objections have been resolved by the parties or the Reviewing Party (as defined below).

(e) Dispute Resolution Mechanism. If Purchaser and Seller have not been able to resolve the matters set forth in the Objection Notice within the Initial Resolution Period, either party may submit such disputed matters to, and such disputed matters shall be resolved fully, finally and exclusively by an independent accounting firm as reasonably agreed by Purchaser and Seller (the “Reviewing Party”). The fees and expenses of the Reviewing Party incurred in the resolution of the disputed matter(s) set forth in the Objection Notice shall be borne by the non-prevailing party in such disputed matter(s) (as determined by the Reviewing Party) or, if the Reviewing Party determines that neither party is non-prevailing, then such fees shall be borne equally by Purchaser and Seller. In the event of a dispute involving an Objection Notice, the Reviewing Party shall determine (and written notice thereof shall be given to Seller and Purchaser) as promptly as practicable, but in any event within thirty (30) days following the date on which the Proposed Inventory is delivered to the Reviewing Party, based solely on written submissions detailing the disputed items and forwarded to it, (x) whether the Proposed Inventory was prepared in accordance with the terms of this Agreement or, alternatively, (y) only with respect to the disputed items submitted to the Reviewing Party, (i) whether and to what extent (if any) the Proposed Inventory require adjustment, (ii) a written explanation in reasonable detail of each such required adjustment, including the basis therefor, and (iii) a determination of the Final Inventory resulting from such adjustments. In the event of a dispute involving a Disputed Tax Return, the Reviewing Party shall determine (and written notice thereof shall be given to Seller and Purchaser) as promptly as practicable, but in any event within thirty (30) calendar days following the date on which the Disputed Tax Return is delivered to the Reviewing Party, based solely on written submissions detailing the disputed items and forwarded to it and only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Disputed Tax Return requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor. The procedures of this Section 2.4(e) are exclusive and the determination of the Reviewing Party shall be final and binding on Purchaser and Seller. The decision rendered pursuant to this Section 2.4(e) may be filed as a judgment in any court of competent jurisdiction.

(f) Post-Closing Purchase Price Adjustments. In the event that (i) the Final Inventory is less than the Estimated Inventory, then the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to such deficit (the “Inventory Deficit”), and (ii) if the Final Inventory is greater than the Estimated Inventory, then the Purchase Price shall be increased by an amount equal to such surplus (the “Inventory Surplus”).

(g) Payment Regarding Final Inventory. Upon determination of the Final Inventory, (i) if there is an Inventory Deficit, Seller shall, within five (5) Business Days after the Final Inventory Amount becomes final and binding, make payment to Purchaser by wire transfer of immediately available funds, of an amount equal to the Inventory Deficit, or (ii) if there is an Inventory Surplus, Purchaser shall, within five (5) Business Days after the Final Inventory Amount becomes final and binding, make payment to Seller by wire transfer of immediately available funds, of an amount equal to the Inventory Surplus.

2.5	Closing and Closing Deliveries.

(a) Closing and Closing Date. Subject to such different procedures agreed upon by the Parties in writing, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place via a “paper” close wherein the Parties shall exchange such documents and instruments or copies thereof sufficient to effect the Closing by electronic or other means without the use of a “roundtable” closing at a particular location. The Closing shall occur on the later of (i) May 16, 2017 and (ii) the third (3rd) Business Day after all conditions to the obligations of the parties set forth in Article 6 (other than such conditions as may, by their terms, be satisfied only at the Closing or on the Closing Date), have been satisfied or to the extent permitted by Law, waived, or at or on any other mutually agreeable place, time or date. “Closing Date” means the date on which the Closing occurs. For Tax and accounting purposes, the Closing shall be effective at 12:01 a.m. (Central time) on the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed and delivered by the Parties in connection with the Closing shall be deemed to have been taken and executed simultaneously and no actions shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The Parties will endeavor to deliver executed closing documents for Closing at least one (1) Business Day prior to the Closing Date.

(b) Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Purchaser each and all of the following:

(i) a Bill of Sale in the form of Exhibit A (“Bill of Sale”), duly executed by Seller;

(ii) an Assignment and Assumption Agreement in the form of Exhibit B (“Assignment and Assumption Agreement”), duly executed by Seller;

(iii) for each parcel of Transferred Real Property, a Special Warranty Deed in the form of Exhibit C (each, a “Deed”, and collectively, the “Deeds”), duly executed and notarized by Seller;

(iv) the Cattle Procurement and Feeding Agreement in the form of Exhibit D (the “Production Agreement”), duly executed by Seller;

(v) a Transitions Service Agreement, duly executed by CMS (and, as applicable, one or more of its affiliates);

(vi) a certificate of an authorized officer of Seller certifying that each of the conditions specified in Section 6.2(a) and (b) has been satisfied;

(vii) a copy of the duly adopted resolutions of the board of directors of Seller certified by an officer of Seller approving and adopting this Agreement and authorizing the execution and delivery of this Agreement by Seller, including the Ancillary Documents to be executed and/or delivered by Seller pursuant hereto, and the consummation of the transactions contemplated hereby and thereby;

(viii) all vehicle, equipment and other personal property title certificates (or reasonably acceptable transfer documentation which will be accepted by applicable Governmental Bodies and Third Parties, where applicable);

(ix) a certificate of Seller stating that under Treasury Regulations Section 1.1445-2(b) Seller is not a foreign person within the meaning of Section 1445 of the Code, duly executed by Seller; and

(x) such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local Law.

(c) Documents to be Delivered by Purchaser. At the Closing, Purchaser shall deliver to Seller each and all of the following:

(i) the Closing Date Purchase Price,

(ii) the Assignment and Assumption Agreement, duly executed by Purchaser,

(iii) the Production Agreement, duly executed by Purchaser,

(iv) the Transition Service Agreement, duly executed by Purchaser,

(v) a certificate of an authorized officer of Purchaser certifying that each of the conditions specified in Section 6.3(a) and (b) has been satisfied,

(vi) a copy of the duly adopted resolutions of the managers of Purchaser certified by an officer of Purchaser approving and adopting this Agreement and authorizing the execution and delivery of this Agreement by Purchaser, including the Ancillary Documents to be executed and/or delivered by Purchaser pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, and

(vii) such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that each and all of the following representations and warranties (as modified by the disclosure schedules to this Agreement (the “Schedules”)) are true and correct as of the date of this Agreement and as of the Closing Date:

3.1	Organization.

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power and authority to own, operate and lease its properties and assets used in the Business and to conduct the Business as it is now being conducted. Seller is duly qualified to transact business as a foreign limited liability company and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Business.

3.2	Due Authorization.

The execution, delivery and performance of this Agreement and the Ancillary Documents to be executed and/or delivered by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of Seller in accordance with Law. This Agreement and the Ancillary Documents to be executed and/or delivered by Seller pursuant to this Agreement have been, or will be on the Closing Date, duly and validly authorized, executed and delivered by Seller and the obligations of Seller hereunder and thereunder are or will be upon such execution and delivery valid, legally binding and enforceable against Seller in accordance with their respective terms.

3.3	No Breach.

Seller has full power and authority to sell, assign, transfer, convey and deliver to Purchaser the Assets to be sold hereunder. Seller has full power and authority to otherwise perform its obligations under this Agreement and the Ancillary Documents to be executed and/or delivered pursuant hereto. The execution and delivery of this Agreement, including the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of Seller’s certificate of formation, operating agreement or other such similar organizational documents of Seller or any resolution adopted by the board of directors of Seller, (ii) violate any Laws or Injunction applicable to Seller, (iii) except as required under the HSR Act or as set forth in Schedule 3.3, require any filing with, Permit from, authorization, consent or approval of, or the giving of any notice to, any Person, (iv) except as set forth in Schedule 3.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit, lease, Seller Benefit Plan or other Contract to which Seller is a party, or by which it or any of its Assets is bound, or (v) result in the creation or imposition of any Encumbrance on any of the Assets.

3.4	Clear Title.

Except for Permitted Encumbrances or as set forth on Schedule 3.4, (i) Seller holds good and valid title to all of the Assets that are tangible assets, (ii) all of Seller’s interests in and to the Assets that are intangible assets are valid and enforceable, (iii) Seller holds good and valid title to the tangible portion of and valid and enforceable interests in the intangible portion of, the Assets that are mixed assets, and (iv) the Assets are free and clear of Encumbrances.

3.5	Condition and Sufficiency of Assets.

Except as set forth in Schedule 3.5, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Assets (i) have been properly maintained, (ii) are in good operating condition and repair, subject only to ordinary wear and tear, and (iii) are all the tangible personal property assets used to operate, and necessary to operate, the Business as currently conducted.

3.6	Litigation.

Except as described in Schedule 3.6, there is no pending Proceeding (i) that has been commenced by or served upon Seller or of which Seller has Knowledge (other than any Proceeding which generally affects the business of all Persons conducting business similar to Seller and in which Seller is not a named defendant), or (ii) to Seller’s Knowledge, that challenges, or that has the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Seller, no such Proceeding has been Threatened.

3.7	Labor Matters.

Except as set forth in Schedule 3.7, there is no collective bargaining agreement or other labor Contract with respect to the Business. There is not presently pending or existing, and to Seller’s Knowledge there is not Threatened, (i) any strike, slowdown, walkout, picketing, work stoppage, labor arbitration or other Proceeding in respect of the grievance of any employee of the Business, (ii) any application or complaint filed by any employee of the Business or union representing any employee of the Business with the National Labor Relations Board, or any comparable Governmental Body, (iii) any organizational activity or other labor dispute against or affecting the Business, and no application for certification of a collective bargaining agreement is pending or, to Seller’s Knowledge, is Threatened with respect to the Business. There is no lockout of any employee of the Business by Seller and no such action is contemplated by Seller. Except as set forth in Schedule 3.7, solely with respect to the Business, there is no Proceeding pending or, to Seller’s Knowledge, Threatened by any Person against Seller or any of its current or former officers, directors or employees relating to employment, equal employment opportunity, discrimination, harassment, wrongful discharge, unfair labor practices, immigration, wages, hours, benefits, collective bargaining, the payment of social security or similar Taxes, occupational safety and health or plant closing.

3.8	Tax Matters.

(a) (i) All Tax Returns of Seller with respect to the Business that are required to have been filed and for which the failure to pay the associated Taxes could cause an Encumbrance to attach to the Assets have been properly prepared and duly filed; (ii) all such Tax Returns and reports filed by Seller are true, correct and complete in all material respects; and (iii) all Taxes required to be paid with respect to the Business or Assets, whether or not reflected on any such Tax Returns with respect to the Business or Assets have been paid in full.

(b) There are no Encumbrances for Taxes upon the Assets, other than Permitted Encumbrances.

(c) None of the Assets is property that is or will be required to be treated as being (i) owned by any person other than Seller pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect immediately prior to the Tax Reform Act of 1986; (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code; (iii) “tax-exempt bond finance property” within the meaning of Section 168(g) of the Code; or (iv) “limited use property” (as that term is used in Rev. Proc. 76-30).

(d) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(e) Except as set forth on Schedule 3.8(e), there are no actions, suits, audits, claims or, to the Knowledge of Seller, investigations by any taxing authority in progress relating to Seller with respect to the Business or the Assets. No taxing authority has imposed or assessed (or initiated proceedings to impose or assess) an Encumbrance in respect of Taxes on or against the Assets.

3.9	Employee Benefits.

Except as set forth in Schedule 3.9, neither Seller nor any of its ERISA Affiliates contributes to or has, or could reasonably be expected to have, any Liability (including withdrawal Liability) to any multi-employer plan (as defined in Section 4064(a) of ERISA or Section 4001(a)(3) of ERISA) with respect to Transferred Employees. Except for Seller’s Retiree Medical Plan, no Transferred Employee is eligible to receive post-employment medical benefits from any of the Seller Benefit Plans except as required by applicable Law. Seller is in compliance in all material respects with all of its obligations under each of the Seller Benefit Plans and all provisions of ERISA, the Code and any and all other Laws applicable to the Benefit Plans.

3.10	Absence of Certain Developments.

Except for the transactions contemplated by this Agreement or as otherwise set forth in Schedule 3.10, since December 31, 2016, Seller has conducted the Business only in the Ordinary Course of Business and with respect to the Business has not:

(a) suffered, sustained or incurred any material Loss or waived or released any material right or claim, whether or not in the Ordinary Course of Business;

(b) suffered, sustained or incurred any material damage, destruction or casualty loss to any material properties or assets, whether or not covered by insurance;

(c) made capital expenditures individually or in aggregate exceeding $5,000;

(d) subjected any of the Assets to any Encumbrance;

(e) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money or capitalized lease obligation or otherwise incurred any material Liability, except current liabilities incurred in the Ordinary Course of Business;

(f) discharged or satisfied any Encumbrance, or paid any material Liability, other than current liabilities shown on the balance sheet of the Business as of December 31, 2016, and current liabilities incurred in the Ordinary Course of Business since December 31, 2016;

(g) accelerated or requested early payment of accounts receivable of the Business;

(h) increased the salary, wage or other compensation or level of benefits payable or to become payable by Seller to any Person employed or engaged with respect to the Business other than in the Ordinary Course of Business;

(i) except as described in the Schedules hereto, amended or terminated any of the Operating Contracts, except in the Ordinary Course of Business;

(j) changed accounting methods or practices of the Business (including any change in reserves, depreciation, amortization or cost accounting policies or rates);

(k) suffered, sustained or incurred any Material Adverse Effect;

(l) received notice from any customer, supplier, vendor, Governmental Body or any other Person, or any group thereof, which would, with substantial certainty, give rise to or result in a Material Adverse Effect;

(m) delayed or postponed the payment of accounts payable or other Assumed Liabilities;

(n) entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement or adopted, amended, modified or terminated any Benefit Plan to materially increase benefits of any of Seller’s directors, officers or employees who are employed in the Business; and

(o) entered into any Contract to do any of the foregoing.

3.11	Compliance with Laws.

The Business is in compliance with all applicable Laws. Seller has not received any notice of, and Seller has no Knowledge of, any violation of any Laws respecting the Business or Seller as it relates to its operation of the Business.

3.12	Material Contracts.

(a) Schedule 3.12(a) sets forth each of the following Contracts which form a part of the Business (collectively, the “Material Contracts”):

(i) that (A) gives rise to (1) remaining obligations or Liabilities exceeding $50,000, as of the Effective Date or as of the Closing Date, except under any warranties, or (2) revenues or benefits exceeding $50,000 (excluding purchase orders entered into in the Ordinary Course of Business), or (B) has a term greater than one year and cannot be cancelled by Seller without penalty or further payment and without more than thirty (30) days’ notice;

(ii) containing any non-solicitation or non-competition obligations or that otherwise prohibits or restricts Seller or the Business from entering into or competing in any line of business;

(iii) with a Governmental Body (other than purchase orders);

(iv) with an insurer, reinsurer, underwriter or other provider who underwrites or otherwise offers insurance, warranty or similar products that are issued or sold directly or indirectly by the Business;

(v) (A) for the employment of any officer or employee where annual compensation from Seller exceeds $50,000 other than offer letters and other at-will arrangements, (B) relating to loans to officers, directors or Affiliates (other than advances to Feedyard Employees in the Ordinary Course of Business consistent with past practice) or (C) any Contract for consulting services where annual consulting payments or payments due upon termination of any such consulting contract from the Business exceed $50,000;

(vi) granting most favored nation pricing or similar provisions;

(vii) for the sale of any assets, properties or rights in excess of $50,000 on an individual basis, other than the sale of services or products in the Ordinary Course of Business; or

(viii) that contains any outstanding written commitment to enter into any agreement of the type described in this Section 3.12(a).

(b) Each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of or against Seller and, to the Knowledge of Seller, each of the other parties thereto. Neither Seller nor, to the Knowledge of Seller, any other party, is in breach of, or (with or without notice or lapse of time or both) default under, any Material Contract. Except for breaches or defaults that have been cured and for which the breaching party has no material Liability, neither Seller nor, to the Knowledge of Seller, any other party to any Material Contract, has breached or defaulted in any material respect under, or has improperly terminated, revoked or accelerated, any Material Contract.

3.13	Real Estate.

(a) Owned Real Property. Schedule 2.1(a)(iii) contains a list of all real property, described by street address (if available), and legal description, in each case that is owned in fee by Seller and exclusively related to the Business (excluding the real property included in the Excluded Assets). Seller has good and marketable fee simple title to the Transferred Real Property and on the Closing Date such Transferred Real Property shall be free and clear of all Encumbrances other than Permitted Encumbrances or Assumed Liabilities. To the Knowledge of Seller, no condemnation or eminent domain Proceedings are pending or Threatened before any Governmental Body with respect to any Transferred Real Property.

(b) Leased Real Property. Schedule 2.1(a)(iv) lists each Contract (other than an Excluded Contract) under which real property or interests in real property are leased or otherwise used or occupied by Seller or that Seller leases to or otherwise permits the use or occupancy by another Person, in each case that is primarily related to the Business. Seller has a valid and enforceable leasehold estate in each parcel of real property demised to Seller under a Assigned Contract for the full term of the respective Assigned Contract, free and clear of any Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 3.13(b), (i) all Assigned Contracts relating to leased real property are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither Seller nor, to Seller’s Knowledge, any third party has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provision of, any Assigned Contract relating to leased real property.

(c) Title Insurance Policies and Surveys. Seller has made available to Purchaser copies of all title insurance policies and surveys relating to the Transferred Real Property which are in the possession of Seller.

(d) Access to Real Property. Except for Permitted Encumbrances and as set forth in Schedule 3.13(e), (i) legal access to and egress from each of the parcels of Transferred Real Property is available and provided by direct access to adjacent public streets or prior and indefeasible recorded appurtenant easements connecting the same to public street(s) sufficient for the use and operation of such parcel; and (ii) to the Knowledge of Seller there is no plan by any Governmental Body to change the highway or road system in the vicinity of the Transferred Real Property which would restrict or otherwise adversely affect access of each parcel of Transferred Real Property to such public street to which it has legal access either by such direct access to adjacent public street or such prior and indefeasible recorded appurtenant easement.

(e) Utilities. Except as set forth in Schedule 3.13(f), (i) all water, sanitary and storm sewer, gas, electric, telecommunication, drainage and other utility facilities serving the Transferred Real Property, including those required by Law for the present use and operation the Transferred Real Property, are operational and are connected to public utility lines and located within lands dedicated to the public use or, in the case of private wells and septic systems, the same are on land owned or leased pursuant to a Lease by Seller which is an Assigned Contract, or within prior and indefeasible recorded easements for such purpose, (ii) such utility services are adequate (including as to capacity) for the use and operation of the Transferred Real Property as it is presently used and operated, (iii) to the Knowledge of Seller, no other utility facilities are necessary to operate the Transferred Real Property as it is currently operated, and (iv) no fees, connection charges or assessments are due and payable for the installation, operation or use of any sewer, drainage, water runoff or dry well facilities at the Transferred Real Property.

(f) Occupancy Certificates, Zoning and Permits. Except as set forth in Schedule 3.13(g), (i) Seller has received all necessary approvals of each Governmental Body (including certificates of occupancy, Permits and licenses) required in connection with the ownership and operation of the Transferred Real Property for its current use, and each parcel of Transferred Real Property is being operated and maintained in compliance with applicable Law, as well as all Permitted Encumbrances, (ii) Seller has provided to Purchaser copies of all certificates of occupancy, zoning letters and business licenses affecting the Transferred Real Property which are in the possession of, or reasonably available to, Seller, (iii) to the Knowledge of Seller, neither the zoning, nor any other right to construct, use or operate the Transferred Real Property is in any way dependent on or related to any real estate, other than the Transferred Real Property; and (iv) none of the improvements on and uses of the Transferred Real Property fails to comply with, or constitutes a nonconforming use under, any applicable zoning, subdivision or land use laws or codes under any applicable conservation district or similar governmental plans.

3.14	Inventory.

All Inventories of the Business are (i) of good, usable and merchantable quality in all material respects and do not include obsolete or discontinued items, (ii) of such quality as to meet the usual and customary quality control standards of the Business and any applicable quality control standards of any applicable Governmental Body; and (iii) are recorded on the financial records of Seller at the lower of cost or market. Seller has maintained the Inventory levels normally required to operate the Business consistent with its past practice and such levels of Inventory are adequate, but not more than required, to operate in the Ordinary Course of Business.

3.15	Employees and Employee Related Commitments.

(a) Seller has made available to Purchaser a true and correct list of the names, positions, annual salary rates, hourly wage rates, severance benefits, accrued vacation and sick leave and other paid time off, as of April 30, 2017, of all current employees who work in the Feedyard (the “Feedyard Employees”). Except as set forth in Schedule 3.15, no Feedyard Employee has informed Seller that he/she intends to terminate employment with Seller. All Feedyard Employees are employed on an “at will” basis.

(b) Schedule 3.15(b) sets forth each Feedyard Employee who is absent from active employment with Seller as of the Closing Date for any reason (including as a result of layoff, leave of absence, disability, illness or injury, but excluding as a result of a short-term illness, vacation, or other previously approved day off).

(c) Seller’s operation of the Business is in compliance, in all material respects, with all Laws of the United States regarding immigration and/or employment of non-citizen workers. With respect to the Business, there is no pending or, to Seller’s Knowledge, Threatened investigation or audit by any branch or department of U.S. Immigration and Customs Enforcement, or other federal agency charged with administration and enforcement of federal immigration laws. Seller has no knowledge of any pending or threatened employee claims of any kind brought by any Feedyard Employee against Seller and all Feedyard Employees are in good standing.

3.16	Permits.

All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits currently due and owing have been paid in full. Schedule 3.16 lists all current Permits issued to Seller which are related to the conduct of the Business or the ownership and use of the Assets. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.16.

3.17	Insurance.

Schedule 3.17 sets forth a true, correct and complete list of all insurance policies (including fire, liability, workers’ compensation, umbrella and vehicular) presently in effect that relate to any or all of the Assets. All such insurance is in full force on the date of this Agreement and is carried with insurers licensed in the states affected by such policies. Such policies are sufficient for compliance by the Business with all Laws and all Material Contracts. None of the insurance carriers has indicated to Seller an intention to cancel any such policy or to materially increase any insurance premiums (including workers’ compensation premiums), or that any insurance required to be listed on Schedule 3.17 will not be available in the future on substantially the same terms as currently in effect. Seller has promptly and adequately notified its insurance carriers of any and all claims known to them with respect to the operations, products or services of the Business for which Seller is insured. Seller has not been refused any insurance coverage by any insurance carrier to which it has applied for insurance during the past three (3) years. Except as set forth in Schedule 3.17, Seller has no claim pending against any of its insurance carriers under any of such policies.

3.18	Brokers.

Seller has not employed or engaged any broker, finder, agent, banker or Third Party, nor have they otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby. No commissions, finder’s fees or like charges have been or will be incurred by Seller that are chargeable to the Business or against the Assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Any such commissions, finders’ fees or like charges shall be directly chargeable to Seller as contemplated by the terms of this Agreement.

3.19	Environmental Matters.

Except as set forth in Schedule 3.19:

(a) the operations of the Business are in compliance with applicable Environmental Laws and, during the past three (3) years, the Business has been conducted in all respects in compliance with all applicable Environmental Laws, except for such non-compliance that is not individually or in the aggregate material;

(b) there is no pending or, to Seller’s Knowledge, Threatened Proceeding before any Governmental Body relating to any Environmental Matters involving any Transferred Real Property that could reasonably be expected to impose a material liability on the Business;

(c) Seller has obtained, and is in compliance in all respects with, those Permits, licenses and approvals required under applicable Environmental Law to operate the Business as currently operated (the “Environmental Permits”) (which Environmental Permits are set forth on Schedule 3.19), except for such non-compliance that is not individually or in the aggregate material, and each such Environmental Permit is final, in full force and effect, and is not subject to any current Proceeding or, to Seller’s Knowledge, investigation before any Governmental Body;

(d) except those Hazardous Materials that are used by Seller to operate the Business in the Ordinary Course of Business, neither Seller nor, to Seller’s Knowledge, any of its predecessors prior to the Closing, has disposed of, arranged for the disposal of, transported any Hazardous Materials to or allowed to be present on or in the Environment at the Transferred Real Property so as would give rise to any Liability under Environmental Laws;

(e) Seller has not received any notice, written or oral, during the past three (3) years, from any Governmental Body or any other Person to the effect that the Business as operated by Seller is not in compliance with all applicable Environmental Laws or may have Liability under any applicable Environmental Law;

(f) Seller has made available to Purchaser true and accurate copies of all environmental audits, reports and investigations that have been undertaken by or on the behalf of Seller, or directed by any Governmental Body;

(g) to Seller’s Knowledge, there has been no Release of any Hazardous Materials at, on, to, under or from the Transferred Real Property that under applicable Environmental Law (i) would impose any Liability for removal, remediation, or other clean-up or (ii) would result in the imposition of an Encumbrance on the Transferred Real Property or Assets; and

(h) to Seller’s Knowledge, except as set forth in Schedule 3.19, there are no underground storage tanks located on, nor have any underground storage tanks been removed by Seller from, the Transferred Real Property.

3.20	Product Liability and Product Safety Matters.

(a) Except as set forth on Schedule 3.20, during the past three (3) years and solely with respect to product liability or similar claims, Seller, solely in connection with its conduct of the Business, has not received written or, to the Knowledge of Seller, oral notice of any claim or allegation of, and Seller has not been a party or subject to any Proceeding or Governmental Order relating to, (i) bodily or personal injury, death, or property or economic damages, (ii) any claim for punitive, exemplary or consequential damages, (ii) any claim for contribution or indemnification of such Proceeding or Governmental Order, or (iv) any claim for injunctive relief, in each of (i), (ii), (iii) and (iv) in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Business. Except as set forth on Schedule 3.20, there are no pending product liability claims in respect of the Business.

(b) Seller has not been required to file any notification or other report with, or provide information to any Governmental Body or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put in commerce by the Business during the past three (3) years.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement for Seller to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller that each and all of the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing.

4.1	Organization.

Purchaser is a limited liability company duly organized, legally existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority,

partnership and otherwise, to own, operate and lease its properties and assets and to conduct its business as it is now being conducted.

4.2	Due Authorization.

The execution, delivery and performance of this Agreement, including the Ancillary Documents to be executed and/or delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement and the Ancillary Documents to be executed and/or delivered by Purchaser pursuant to this Agreement have been duly and validly authorized, executed and delivered by Purchaser and the respective obligations of Purchaser hereunder and thereunder are or will be at Closing valid, legally binding and enforceable against Purchaser in accordance with their respective terms.

4.3	No Breach.

Purchaser has full power and authority to perform its obligations under this Agreement and the Ancillary Documents to be executed by Purchaser pursuant hereto. The execution and delivery of this Agreement, including the Ancillary Documents to be executed by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the partnership agreement (or comparable governing documents or instruments) of Purchaser, (ii) violate any Laws or Injunction applicable to Purchaser, (iii) except as required under the HSR Act, require any filing with, Permit from, authorization, consent or approval of, or the giving of any notice to, any Person, (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit (including any Permits, appeals or authorizations of any Governmental Body), lease or other Contract to which Purchaser is a party, or by which it or any of its assets or properties.

4.4	Brokers.

Purchaser has not employed or engaged any broker, finder, agent, investment banker or Third Party nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker, in connection with the transactions contemplated hereby.

4.5	Litigation.

There are no actions, suits, claims, investigations or other Proceedings pending or, to Purchaser’s Knowledge, Threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.6	Financing.

Purchaser has sufficient cash on hand or other sources of immediately available funds to consummate the transactions contemplated by this Agreement.

4.7	Solvency.

Immediately after giving effect to the transactions contemplated hereby (including the incurrence of any indebtedness by Purchaser in connection with the Closing), Purchaser will be able to pay its debts as they become due and will own assets with a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated hereby, Purchaser will have adequate capital to carry on its businesses. No transfer of assets is being made and no obligation is being incurred in connection with this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser.

4.8	Independent Investigation.

Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement and the other agreements contemplated hereby. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Assets (including any environmental, title/survey, or other due diligence it may deem, in its sole discretion and its sole cost, to pursue), and acknowledges that it has been provided adequate access to the personnel, Transferred Property, Assets, premises, Books and Records, and other documents and data of Seller for such purpose, subject to reasonable confidentiality, privacy, work product and attorney-client privilege precautions. PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, (i) WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ASSETS, (ii) AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS OR THE ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES, OR (iii) AS TO THE AMOUNT OF WIND, MINERALS AND WATER IN, UNDER OR APPURTENANT TO THE TRANSFERRED REAL PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND THE BUSINESS, INCLUDING THE ASSETS, IS BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE CLOSING AND IN ITS CONDITION AS OF CLOSING WITH “ALL FAULTS”.

ARTICLE 5

PRE-CLOSING COVENANTS

5.1	Cooperation and Consents; HSR Filing.

(a) Each party will consult and cooperate with the other and use its commercially reasonable efforts to (i) procure all necessary and appropriate consents and approvals, (ii) complete and file all necessary and appropriate applications, notifications, filings and certifications, (iii) satisfy all requirements prescribed by Law for, and all conditions set forth in this Agreement to, the consummation of the transactions contemplated hereby, and (iv) effect the transactions contemplated hereby at the earliest practicable date. Seller shall promptly give such notice to Third Parties in order to pursue obtaining any Third Party consents set forth on Schedule 3.3. Notwithstanding anything to the contrary hereunder, Seller shall not be obligated to pay any consideration to any Third Party from whom consent or approval is requested under this Section 5.1.

(b) Without limiting the generality of the foregoing: if required, (i) within ten (10) Business Days after the execution of this Agreement, Purchaser and Seller shall each file or cause to be filed any notification and report forms and related materials that it or its Affiliates may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and (ii) the parties will seek and undertake reasonable efforts to secure the early termination of any waiting periods under the HSR Act. The filing fees required under the HSR Act will be paid by Purchaser.

5.2	Press Releases; Confidentiality.

Purchaser shall cooperate with Seller in the preparation of any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated by this Agreement. Without the prior consent of the other party, no party shall issue any press release or other written or oral statement for general circulation relating to the transactions contemplated hereby, except as may be required by Law. In no event shall any press release or other public statement disclose the consideration payable hereunder. From the date hereof until the Closing, Purchaser shall, and shall cause its Representatives (as defined in the Confidentiality Agreement) to, abide by the terms of the Confidentiality Agreement.

5.3	Conduct of the Business Prior to the Closing Date.

From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the Ordinary Course of Business, and (b) use commercially reasonable efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of the Feedyard Employees, material customers, material suppliers, and regulators having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall not take any action that would cause any of the changes, events or conditions described in Section 3.12 to occur.

5.4	Employees and Related Matters.

(a) Transferred Employees. Prior to the Closing Date, Purchaser shall offer employment to each Feedyard Employee meeting Purchaser’s reasonable employment requirements, except for those Feedyard Employees noted in Schedule 5.4. Each offer of employment shall provide for base salary which is not less than the amount paid by Seller on the Closing Date and for benefits and other terms and conditions of employment which are comparable to what Seller is offering on the Closing Date. Each offer of employment by Purchaser in accordance with the preceding sentence shall be conditional on (i) the Closing occurring, and (ii) such employee resigning from his or her employment with Seller or its applicable Affiliate. The employees who accept employment with Purchaser shall be referred to herein as “Transferred Employees.”

(b) Service Credit. With respect to any employee benefit plan maintained by Purchaser or an Affiliate of Purchaser (collectively, “Purchaser Benefit Plans”) made available by Purchaser for the benefit of any Transferred Employee, effective as of the Closing, Purchaser shall, or shall cause its Affiliate to, use commercially reasonable good faith efforts to recognize all service of the Transferred Employees with Seller, as if such service were with Purchaser, for vesting, eligibility and accrual purposes under such Purchaser Benefit Plans.

(c) Participation in Seller Benefit Plans; Timing of Claims. Effective as of the Closing, the Transferred Employees shall cease active participation in the Seller Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Seller Benefit Plans that are incurred by the Transferred Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Transferred Employee participates.

(d) No Termination. Purchaser and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Transferred Employee for purposes of any Seller Benefit Plan that provides for separation, termination or severance benefits, and that each Transferred Employee will have continuous employment immediately before and immediately after the Closing. Purchaser shall be liable and hold Seller harmless for: (i) any statutory, common law, contractual or other severance with respect to any Transferred Employee, and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.

(e) Payroll Taxes. Purchaser and Seller agree that the payroll tax reporting obligations of the Transferred Employees shall be treated in accordance with the Standard Procedure of Section 4 of Revenue Procedure 2004-53.

(f) Health Care Reporting. Purchaser and Seller agree that Seller shall be responsible for Code Section 6055 and 6056 reporting for Transferred Employees up to the Closing and Purchaser shall be responsible for Code Section 6055 and 6056 reporting for Transferred Employees from the Closing Date forward.

(g) No Third Party Beneficiaries. The provisions of this Section 5.4 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, gives any Person (including any Feedyard Employee), other than the parties to this Agreement and their respective successors and permitted assigns, any legal, equitable, or other rights or remedies (with respect to matters provided in this Section 5.4) under any provision of this Agreement.

5.5	Inventory Count.

Prior to the Closing, Purchaser shall commence, coordinate and take, in consultation and cooperation with Seller, a physical count of all Inventory of the Business. Such Inventory count shall be taken in accordance with the Inventory Methodology. For any issue not specifically addressed in such Inventory Methodology, the Inventory count shall be taken in accordance with generally accepted standards and be consistent with past procedures and practices of Seller and that are planned with due care and are reasonably sufficient to produce a proper count of such Inventory. Inventory shall be priced in accordance with the Inventory Methodology. Seller shall have the right to observe and participate in the verification of the count and the pricing of such inventory. The foregoing procedures and calculations shall be the basis for inclusion in Proposed Inventory and Final Inventory pursuant to Section 2.4(d).

5.6	Transition Services.

At or prior to Closing, CMS (and, as applicable, one or more of its Affiliates) and Purchaser (and, as applicable, one or more of its Affiliates) will enter into an agreement for the services and on the terms described in Schedule 5.6 and other terms as are typical for transition services provided by a seller to a purchaser in similar circumstances providing for certain transition services by CMS (and, as applicable, one or more of its Affiliates) for the Business after the Effective Time (the “Transition Services Agreement”). Purchaser acknowledges that as of the Closing, neither Seller nor any of its Affiliates will have any obligation to provide any support or other services to Purchaser related to the Business other than those services expressly required to be provided pursuant to the Transition Services Agreement.

5.7	Exclusivity/No-Shop.

Seller shall not, and shall not authorize or permit any of its Affiliates, from the date hereof until May 30, 2017 (“Exclusivity Expiration Date”), directly or indirectly through any of its Affiliate, representative or otherwise (except to the Purchaser and its Affiliates):

i.	solicit, initiate, knowingly encourage, facilitate or accept any inquiries, proposals, offers or other indications of interest by or from any Person with respect to the Assets that may constitute, or could reasonably be expected to lead to, and Alternative Transaction;

ii.	enter into or participate in any discussions or negotiations with any Person or group of Persons other than Purchaser and its Affiliates regarding an Alternative Transaction;

iii.	furnish any non-public information relating to Seller, or any of its subsidiaries, its Assets, or afford access to the Assets, Business, Transferred Real Properties, Books or Records to any other group of Persons other than Purchaser, its Affiliates and its and their Representatives, in all cases for the purpose of assisting with or facilitating an Alternative Transaction; or

iv.	enter into an Alternative Transaction or any agreement, arrangement or understanding, including, without limitation, any letter of intent, term sheet or other similar document, relating to an Alternative Transaction.

ARTICLE 6

CONDITIONS TO CLOSING

6.1	Conditions to the Obligations of the Parties.

The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or the waiver in writing by Purchaser and Seller) of each of the following conditions at or prior to the Closing:

(a) No judgment, order or decree shall have been issued or rendered by any court or other Governmental Body to restrain or prohibit the transactions contemplated by this Agreement.

Any applicable waiting period under the HSR Act shall have expired or been earlier terminated.

6.2	Conditions to the Obligations of Purchaser.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Purchaser) of the following conditions at or prior to the Closing:

(a) The representations and warranties of Seller set forth in Article 3 shall be true and correct, disregarding all qualifications or limitations as to “materiality” and “Material Adverse Effect” or other terms of similar import or effect set forth therein, on and as of the Closing Date with the same force and effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a date earlier than the Closing Date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Seller shall have performed in all material respects all covenants and obligations required by this Agreement to be performed by Seller at or prior to the Closing.

(c) No Proceeding shall have been commenced or Threatened by or before any Governmental Body that is reasonably likely to prohibit or impose limitations on Purchaser’s ownership or operation of all or a material portion of the Assets.

(d) Purchaser shall have received the agreements, instruments, certificates and other documents set forth in Section 2.5(b).

(e) Seller shall have undertaken best efforts to ensure that Purchaser has leases in place with commercially reasonable terms for equipment that Seller had leased pursuant to Master Lease Agreements between Seller and lessors that may not be assigned.

6.3	Conditions to the Obligations of Seller.

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver in writing by Seller) of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article 4 shall be true and correct, disregarding all qualifications or limitations as to “materiality” and “Material Adverse Effect” or other terms of similar import or effect set forth therein, on and as of the Closing Date with the same force and effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a date earlier than the Closing Date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Purchaser shall have performed in all material respects all covenants and obligations required by this Agreement to be performed by Purchaser at or prior to the Closing.

(c) Seller shall have received the agreements, instruments, certificates and other documents set forth in Section 2.5(c).

ARTICLE 7

TERMINATION

7.1	Termination.

This Agreement may, by notice given at or prior to Closing, be terminated:

(a) by the mutual written consent of Purchaser and Seller;

(b) by Purchaser or Seller by giving written notice to the other party on or after May 30, 2017 (the “End Date”), if the Closing shall not have occurred by 5:00 pm Minnesota time on such date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party that has breached in any material respect any of its obligations under this Agreement in a manner that has been the principal cause of, or principally resulted, the failure of the Closing to occur on or before the End Date.

(c) by Purchaser or Seller by giving written notice to the other party, if there shall be in effect a final non-appealable Injunction of a Governmental Body of competent jurisdiction or other Law enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any such party whose failure to perform its obligations under this Agreement has been the principal cause of, or principally resulted in, such final non-appealable Injunction to remain in effect;

(d) by Purchaser by giving written notice to Seller, if there has been a breach by Seller of any of its representations or warranties, covenants, obligations or agreements set forth in this Agreement (subject to all qualifications and exceptions contained herein) such that the conditions to Purchaser’s obligation to effect the Closing as set forth in Section 6.2(a) or 6.1(b) would not be satisfied (assuming that the date of such notice was the End Date, which violation or breach is incapable of being cured by Seller by the End Date or has not been waived by Purchaser or cured by Seller prior to the earlier of (i) thirty (30) days after receipt by Seller of written notice thereof by Purchaser and (ii) the End Date; provided that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if, at the time of such purported termination, Seller would be permitted to terminate this Agreement pursuant to Section 7.1(e) (without regard to the proviso included therein)); or

(e) by Seller by giving written notice to Purchaser, if there has been a breach by Purchaser of any of its representations or warranties, covenants, obligations or agreements set forth in this Agreement (subject to all qualifications and exceptions contained herein) such that the conditions to Seller’s obligation to effect the Closing as set forth in Section 6.3(a) or 6.3(b) would not be satisfied (assuming that the date of such notice was the End Date, which violation or breach is incapable of being cured by Purchaser by the End Date or has not been waived by Seller or cured by Purchaser prior to the earlier of (i) thirty (30) days after receipt by Purchaser of written notice thereof by Seller and (ii) the End Date; provided that Seller shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if, at the time of such purported termination, Purchaser would be permitted to terminate this Agreement pursuant to Section 7.1(d) (without regard to the proviso included therein)).

7.2	Effect of Termination; Survival.

In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and have no further force and effect and each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination; provided, however, that the provisions of Section 5.2 (Press Releases), this Section 7.2 (Effect of Termination) and Article 11 (Miscellaneous) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further, that, in the event this Agreement is terminated pursuant to Section 7.1, no such termination shall relieve or otherwise affect any party from Liability for any actual fraud or any breach of any representation, warranty, covenant or obligation contained herein prior to the date of such termination.

ARTICLE 8

INDEMNIFICATION

8.1	Indemnification by Seller.

After the Closing, and subject to the terms and conditions of this Article 8 (including the provisions of Sections 8.4 and 8.5), Seller hereby covenants and agrees to indemnify and hold Purchaser and its respective officers, directors, employees, Affiliates, shareholders and agents, and each of their respective heirs, personal representatives, successors and assigns (the “Purchaser Indemnified Parties”) harmless from, against and in respect of any and all losses, costs, expenses (including reasonable attorneys’ fees and disbursements of counsel), liabilities, damages, fines, penalties, charges, assessments, judgments, settlements, claims, causes of action and other obligations (individually, a “Loss” and collectively, “Losses”) that any of the Purchaser Indemnified Parties may at any time, directly or indirectly, suffer, sustain, incur or become subject to, to the extent arising out of, based upon or resulting from or on account of:

(a) any breach of any representation or warranty made by Seller in this Agreement;

(b) any breach of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or Excluded Liability;

(d) any remedial actions required in the future related to the cleaning, repair and recertification of “RCS #5” as further detailed in Schedules 3.11 and 3.19;

(e) any actions required to repair or replace the mixers at Leoti which are not currently in proper operating condition. The mixers must be repaired or replaced to ensure production of feed in ~10,000 lb. batches without material downtime. If the mixers have not been repaired to reach this level of operation by three (3) months from the Closing Date, the mixers will be replaced by Seller. In no event shall Seller’s liability under this Section 8.1(e) exceed $600,000, it being understood by the Parties that the Seller’s liability for replacement of the mixer is limited to compensating Purchaser for a mixing system that is substantially similar to the current mixing systems design or the prior mixing systems design, both of which shall be sufficient in either case to meet a minimum requirement of 10,000 lb batches without material downtime.

8.2	Indemnification by Purchaser.

Purchaser covenants and agrees to defend, indemnify and hold Seller and its officers, managers, employees, Affiliates, members, agents, and each of their respective heirs, personal representatives, successors and assigns (the “Seller Indemnified Parties”) harmless from, against and in respect of any and all Losses that any of the Seller Indemnified Parties may at any time, directly or indirectly, suffer, sustain, incur or become subject to, to the extent arising out of, based upon or resulting from or on account of each or all of the following:

(a) any breach of any representation or warranty made by Purchaser in this Agreement;

(b) any breach of any covenant, agreement or obligation to be performed by Purchaser in this Agreement;

(c) any Assumed Liabilities to the extent that disclosure of the Assumed Liabilities was made by Seller to Purchaser and that no such disclosure was in of itself materially incomplete or inaccurate; or

(d) any Liability arising out of the ownership or operation of the Assets after the Closing Date.

8.3	Procedure for Indemnification.

(a) Direct Claims. In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) has a claim for indemnification for any matter not involving a Third Party Claim (a “Direct Claim”), such Indemnified Party may assert such Direct Claim by giving written notice (a “Direct Claim Indemnification Notice”) to the Person required to provide indemnification of the Indemnified Party under this Agreement (an “Indemnifying Party”) in accordance with Section 11.2. The Direct Claim Indemnification Notice shall contain an estimate of the amount of the Losses attributable to such Direct Claim and describe in reasonable detail the Direct Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from its receipt of the Direct Claim Indemnification Notice that the Indemnifying Party disputes such Direct Claim (a “Direct Claim Indemnification Dispute Notice”), the Direct Claim specified by the Indemnified Party in the Direct Claim Indemnification Notice will be conclusively deemed an accepted, final and binding liability of the Indemnifying Party hereunder (such claim, an “Agreed Claim”), and the Indemnifying Party shall pay the Indemnified Party for such Losses (subject to and in accordance with the terms of this Agreement, including Section 8.5), within five (5) business days. If the Indemnifying Party has timely disputed such Direct Claim, as provided above, and the Indemnified Party and Indemnifying Party have not resolved the dispute within fifteen (15) days after the Indemnified Party’s receipt of the Direct Claim Indemnification Dispute Notice, then the parties may pursue all available legal remedies. In the event that Seller disputes a Direct Claim made by Purchaser, but such dispute is resolved within fifteen (15) days after Purchaser’s receipt of the Direct Claim Indemnification Dispute Notice, then such Direct Claim shall be treated as an Agreed Claim, and the Indemnifying Party shall pay the Indemnified Party for such Losses (subject to and in accordance with the terms of this Agreement, including Section 8.5), within five (5) business days.

(b) Third Party Claims. In the event that any Proceeding shall be instituted or that any claim or demand shall be asserted by any Third Party in respect of which indemnification may be sought under Article 8 (“Third Party Claim”), the Indemnified Party shall with reasonable promptness deliver written notice of the Third Party Claim to the Indemnifying Party specifying the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate will not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”). Subject to the provisions of this Section 8.3(b), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of the Claim Notice, to conduct, at its sole expense, the defense of such Indemnified Party against such Third Party Claim with counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim; provided that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently after assuming control of the defense in order to maintain control of the defense.

(c) Effect of No Defense Notice. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, fails to give the Defense Notice within the thirty (30) day notice period specified above or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith to the extent such Losses are Losses for which indemnification is required hereunder.

(d) Effect of Timely Defense Notice. Subject to Section 8.3(e), if the Indemnifying Party timely delivers the Defense Notice and assumes the defense of any Third Party Claim, the Indemnifying Party will be entitled to have the exclusive control over the defense and/or settlement of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, and the Indemnified Party will have the right, at its sole cost and expense, to participate (by presence and observation only) in the defense assisted by counsel of its own choosing.

(e) Limitations on Settlement Authority. Notwithstanding anything in this Section 8.3 to the contrary, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim if, pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, (iii) such settlement would impose a covenant not to compete on an Indemnified Party, or (iv) such settlement does not contain an unqualified release of the Indemnified Party. If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

(f) Binding Effect. After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such Third Party Claim and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party in accordance with this Agreement.

(g) Effect of Untimely Claim Notice. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 8.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, the Indemnifying Party was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged or prejudiced as a result of such failure to give timely notice.

8.4	Survival and Time Limitations.

Each of the representations and warranties of Seller contained in this Agreement shall survive the Closing of the transactions contemplated hereby for a period of twelve (12) months after the Closing, after which no claim for indemnification for any misrepresentation, or for the breach of any representation or warranty under this Agreement, may be brought, and no action with respect thereto may be commenced, and Seller shall have no liability or obligation with respect thereto, unless (i) Purchaser gave written notice to Seller specifying with particularity the misrepresentation or a breach of representation or warranty claimed on or before the expiration of such period, or (ii) the claim relates to one or more of the Core Representations, in which case the representation or warranty shall survive the Closing (A) in the case of Section 3.8, until expiration of the applicable statute of limitations, (B) in the case of Section 3.9, until expiration of the applicable statute of limitations, and (C) in the case of all other Core Representations, indefinitely. The covenants and agreements arising from, incident to or in connection with this Agreement shall survive the Closing until such covenants and agreements are fully satisfied and require no performance or forbearance or the rights of a party hereto expire on a specific date by the terms hereof. For purposes of this Article 8, the “Core Representations” are those representations and warranties made by Seller in Section 3.1 (Organization), Section 3.2 (Due Authorization), Section 3.4 (Clear Title), Section 3.8 (Tax Matters), Section 3.9 (Employee Benefits), and Section 3.21 (Brokers).

8.5	Limitations on Indemnification.

Notwithstanding anything to the contrary in this Agreement, the following limitations shall apply to indemnification obligations under Article 8.

(a) Basket. Seller shall not have any Liability for indemnification under Section 8.1(a) unless and until the aggregate amount of Losses under such section exceeds $356,000.00(the “Basket”), after which Seller shall be obligated to pay in full all amounts for such indemnification from the first dollar; provided, however, that the

Basket shall not apply to any Losses with respect to the Core Representations or actual fraud.

(b) Cap. Seller’s maximum aggregate liability with respect to the matters described in Section 8.1(a) shall be limited to $1,780,000.00.

(c) Damages Limitations. Seller shall not be liable to Purchaser, either in contract or in tort, at law or in equity, for any consequential, incidental, indirect, special or punitive damages, or any loss of future revenue, or income or profits, or any diminution of value or multiples of earnings damages relating to the breach or alleged breach of this Agreement, whether or not the possibility of such damages has been disclosed to Seller in advance or could have been reasonably foreseen by Seller.

(d) Effect of Insurance and Third Party Claims. The amount of any Losses that any Indemnified Party is entitled to receive pursuant to this Article 8 will be reduced by any related recoveries to which the Indemnified Party actually receives under applicable insurance policies or from any other Person alleged to be responsible for any such Losses. If an Indemnified Party actually receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party will promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any previously unpaid or unreimbursed expenses incurred by such Indemnified Party in collecting such amount. At the Indemnifying Party’s request, the Indemnified Party (at the Indemnifying Party’s expense) will use commercially reasonable efforts to collect any amounts available under such insurance coverage or from such Third Party alleged to have responsibility therefor. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a Third Party based on the underlying claim asserted against the Indemnifying Party, at the request of the Indemnifying Party, the Indemnified Party will assign such of its rights to proceed against such Third Party as are necessary to permit the Indemnifying Party to recover from such Third Party the amount of such indemnification payment.

(e) No Duplication. No Person shall be entitled to indemnification pursuant to Section 8.1 or Section 8.2 to the extent such matter has been included in the calculation of Closing Date Inventory (including any reserves reflected therein) or otherwise in the adjustment to the Purchase Price as provided in Section 2.4.

(f) Duty to Mitigate Losses. If an Indemnified Party becomes aware of any claim as to which indemnification may be sought by such Indemnified Party pursuant to this Article 8, such Indemnified Party shall utilize reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses.

(g) Effect of Knowledge. Seller shall not be liable under this Article 8 for any Losses based upon or arising out of any breach of any of the representations or warranties of Seller contained in this Agreement if Purchaser had Knowledge of such breach prior to the Closing.

(h) Certain Representations and Warranties. (i) The representations and warranties in Section 3.7 are the sole and exclusive representations and warranties of Seller concerning any labor matters, (ii) the representations and warranties in Section 3.9 are the sole and exclusive representations and warranties of Seller concerning employee benefit matters, including matters arising under ERISA and any Seller Benefit Plan, (iii) the representations and warranties in Section 3.18 are the sole and exclusive representations of Seller concerning any employee and employment matters, (iv) the representations and warranties in Section 3.8 are the sole and exclusive representations and warranties of Seller concerning any Tax matters, and (v) the representations and warranties in Section 3.22 are the sole and exclusive representations and warranties of Seller concerning any environmental matter, including matters arising under Environmental Laws.

8.6	Tax Treatment of Indemnification Payments.

All indemnification payments under this Article 8 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

8.7	Exclusive Remedies.

The respective indemnification obligations of the parties set forth in this Article 8 are the exclusive remedies of the parties and their successors and permitted assigns seeking to claim by, though, or on behalf of a party, under this Agreement, and no other remedy or remedies, whether arising under any Law, common law or otherwise, may be used, asserted or prosecuted in connection with this Agreement and any transaction, occurrence, or omission arising from, in connection with or otherwise based upon this Agreement; provided, however, that equitable remedies pursuant to Section 11.15 and assertions of actual fraud shall remain available and shall not require an election of remedies.

ARTICLE 9

CERTAIN TAX MATTERS

9.1	Transfer Taxes.

Notwithstanding any provisions herein to the contrary, all transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property, including motor vehicles and real property), documentary, conveyancing or expense or any recording fee, sales and use, excise, franchise and any other similar Taxes and fees of any kind (including all penalties and interest) which arise from, in connection with or are imposed incident to the sale of the Assets or any other transaction that occurs pursuant to this Agreement shall be borne and timely paid solely by Purchaser.

9.2	Apportionment.

At the Closing, or as soon as practicable thereafter, all state and local real and personal property Taxes and assessments (“Property Taxes”) which are past due or have become due and payable in the normal course of business upon any of the Assets on or before the Closing Date shall be paid by Seller together with any penalty or interest thereon. All Property Taxes imposed by any Governmental Body with respect to the Assets that are due and payable with respect to a taxable period beginning before the Closing Date and ending after the Closing Date (taking into account whether such Property Taxes are payable in advance or in arrears) shall be apportioned between (i) the period beginning before and ending at the Closing Date (the “Pre-Transfer Period”); and (ii) the period beginning on the day immediately after the Closing Date and ending on the last day of the relevant taxable period (the “Post-Transfer Period”). In performing such apportionment, all Property Taxes shall be prorated on the assumption that an equal amount of Property Tax applies to each day of the relevant taxable period regardless of how installment payments are billed or made. Seller shall be liable for all such Property Taxes apportioned to the Pre-Transfer Period. Purchaser shall be liable for all such Property Taxes apportioned to the Post-Transfer Period. At the Closing, or as soon as practicable thereafter, Seller shall pay to the Purchaser the amount of any Property Taxes for which Seller is liable. Purchaser shall pay all Property Taxes which become due and payable after the Closing Date with respect to a taxable period beginning before the Closing Date and ending after the Closing Date.

9.3	Allocation of Purchase Price.

Seller and Purchaser shall endeavor in good faith to agree, within ninety (90) days following the Closing Date, on a reasonable allocation of the Purchase Price in accordance with Section 1060 of the Code (the “Purchase Price Allocation”). The Purchase Price Allocation will be memorialized in writing and signed and dated by Seller and Purchaser. To the extent applicable, Seller and Purchaser will each file the IRS Form 8594 at the time and in the manner required by Treasury Regulation §1.1060-1 consistent with the Purchase Price Allocation. Seller and Purchaser shall be bound by the Purchase Price Allocation in preparing and filing their respective tax returns unless a change is otherwise required by Law, a change in known facts, or reasonably necessary to effectively settle a Tax audit. If either Purchaser or Seller receives a notice from a Governmental Body disputing its allocation of the Purchase Price, the party receiving such notice shall promptly notify the other party hereto and shall forward to such other party copies of all correspondence with such Governmental Body in respect of such disputed allocation.

9.4	Post-Closing Access and Cooperation.

From and after the Closing Date, Purchaser agrees to permit Seller to have reasonable access, during normal business hours, to Seller’s books and records sold, assigned, transferred, conveyed and delivered as Assets hereunder, to the extent that such Books and Records relate to a Pre-Transfer Period, and personnel, for the purpose of enabling Seller to: (i) prepare Tax Returns of Seller, (ii) investigate or contest any Tax matter, and (iii) evaluate any claim for indemnification made by Purchaser.

9.5	Records Retention.

Notwithstanding anything to the contrary herein, but subject to applicable Laws relating to the exchange of information and the restrictions set forth in Section 10.2, Seller shall be entitled to retain copies of documents, Books and Records (financial or otherwise) which are sold, assigned, transferred, conveyed and delivered as Assets hereunder for purposes of financial reporting, Tax matters, accounting matters and other reasonable purposes related to record keeping and reporting.

ARTICLE 10

POST-CLOSING COVENANTS

10.1	Further Acts and Assurances.

The parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of the other party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement.

10.2	Preservation of and Access to Records.

Purchaser shall preserve all Books and Records of Seller transferred as part of the Assets for a period of six (6) years after the Closing Date; provided, however, Purchaser may destroy any part or parts of such records upon obtaining written consent of Seller for such destruction, which consent shall not be unreasonably withheld, delayed or conditioned. Such records shall be made available to Seller and its representatives at all reasonable times during normal business hours of Purchaser during said six-year period with the right at its expense to make abstracts from and copies thereof.

10.3	Consents.

After the Closing Date, Seller and Purchaser will cooperate and will each use commercially reasonable efforts to obtain any consents listed on Schedule 3.3 that are not obtained prior to the Closing Date. Anything to the contrary notwithstanding, this Agreement shall not operate to assign any Contract, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a Third Party thereto, would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of Seller or Purchaser thereunder. In the event that a consent required to assign any Contract is not obtained on or prior to the Closing Date, then, subject always to the terms of the applicable Contract and to the extent permitted by Law, the parties will use commercially reasonable efforts to (i) provide to Purchaser the benefits of the applicable Contract to the extent related to the Business, (ii) relieve Seller to the extent possible, of the performance obligations of the applicable Contracts, and (iii) cooperate in any reasonable and lawful arrangement designed to provide the benefits to Purchaser, including entering into subcontracts for performance.

10.4	Press Releases.

Without the prior consent of the other party, no party shall issue any press release or other written or oral statement for general circulation relating to the transactions contemplated hereby, except as may be required by Law. In no event shall any press release or other public statement disclose the consideration payable hereunder.

10.5	Post-Closing Receipts and Communications.

If, after the Closing Date, any party or its Affiliates receives any mail, packages or other communications (excluding email communications) or any funds properly belonging to another party or its Affiliates in accordance with the terms of this Agreement, the receiving party shall, or shall cause its Affiliates to, promptly advise the other party or its applicable Affiliate, and (i) in the case of communications, forward or deliver such communications as promptly as reasonably practicable or, (ii) in the case of funds, hold such funds in trust for the benefit of such other party or its Affiliates and shall promptly deliver such funds to an account or accounts designated in writing by such other party or its Affiliates.

10.6	Right of First Refusal for Seller.

For a period commencing on the Closing Date and continuing until the expiration or earlier termination of the Production Agreement (the “ROFR Period”), Purchaser shall not, directly or indirectly through an Affiliate, enter into any agreement for or consummate any Sale Transaction except in compliance with the terms and conditions of this Section 10.6.

(a) If, at any time during the ROFR Period, Purchaser or any of its Affiliates receives a bona fide written offer for a Sale Transaction from a Significant Packer that Purchaser, its Affiliates or owners desires to accept (each, a “Third Party Offer”), Purchaser shall, promptly following receipt of the Third Party Offer, notify Seller in writing (the “Third Party Offer Notice”) of the identity of all proposed parties to such Third Party Transaction and the financial and other terms and conditions of such Third Party Offer (the “Third Party Offer Terms”). Each Third Party Offer Notice constitutes an offer made by Purchaser to enter into an agreement with Seller on the same Third Party Offer Terms of such Third Party Offer (the “ROFR Offer”).

(b) At any time prior to the expiration of the thirty (30) calendar day period following Seller’s receipt of the Third Party Offer Notice (the “Exercise Period”), Seller may accept the ROFR Offer by delivery to Purchaser of a written notice of acceptance executed by Seller; provided, however, that Seller shall not be required to accept any non-financial terms or conditions contained in any Third Party Offer Terms that cannot be fulfilled by Seller as readily as by any other Person (e.g., an agreement conditioned upon the services of a particular individual or the supply of a product exclusively under the control of such Third Party Offeror).

(c) If, by the expiration of the Exercise Period, Seller has not accepted the ROFR Offer, and provided that Purchaser has complied with all of the provisions of this Section 10.6, at any time during the ninety (90) day period following the expiration of the Exercise Period, Purchaser may consummate the Third Party Transaction with the counterparty identified in the applicable Third Party Offer Notice, on Third Party Offer

Terms that are the same or more favorable to Purchaser as the Third Party Offer Terms set forth in the Third Party Offer Notice. If such Third Party Transaction is not consummated within such ninety (90) day period, the terms and conditions of this Section 10.6 will again apply and Purchaser shall not enter into any Third Party Transaction during ROFR Period without affording Seller the right of first refusal on the terms and conditions of this Section 10.6. For the avoidance of doubt, the terms and conditions of this Section 10.6 apply to each Third Party Offer received by Purchaser during the ROFR Period.

10.7	Purchaser Transitional License.

Seller hereby grants to Purchaser a limited non-exclusive license to use the name “Cargill” solely to the extent it may exist on existing signage, supplies of Inventory, supplies of marketing or promotional materials, office supplies, documents and forms, operating manuals, packaging and shipping materials acquired as Assets (the “Existing Stock”) for a period of ninety (90) days following the Closing (the “Purchaser Transitional License”). To the extent Purchaser uses any Existing Stock pursuant to the Purchaser Transitional License, Purchaser shall (i) use only the Existing Stock in Inventory as of the Closing and (ii) not order or utilize in any manner any additional supplies or documents that contain the name “Cargill”. Except as expressly permitted above, neither Purchaser nor its Affiliates shall use the name “Cargill,” or any other name including “Cargill.” Purchaser (or its Affiliates) shall take all steps necessary to discontinue the use of said names, both legally and with regard to all advertising, marketing, or signage undertaken by Purchaser (or its Affiliates), within this ninety (90)-day period. If Purchaser uses any name or mark including the “Cargill” name in a manner that (A) violates the Purchaser Transitional License, and/or (B) disparages Cargill or brings Cargill’s name into disrepute, Seller shall have the right to terminate the Purchaser Transitional License by delivery of written notice in accordance with Section 11.2.

10.8	Agreements regarding Old Cattle.

Purchaser shall take possession of, care and feed the Old Cattle that are in the Feedlots on the Closing Date, for the purpose of finishing such Old Cattle and ultimately delivering such Old Cattle to CMS for harvest and fabrication.

(a) Purchaser shall be responsible for daily care of Old Cattle, including feeding, watering, sorting, treating, loading, unloading, palpation, record keeping, vaccinations, washing and disinfection, management and such other services as Seller may request from time to time (collectively, the “Services”). Purchaser shall reasonably manage these Services to assist CMS with its premium and branded beef programs.

(b) Purchaser will perform the Services in a diligent and workmanlike manner in accordance with accepted industry and professional practices. Purchaser shall comply with all applicable Laws.

(c) The Old Cattle shall be transferred, conveyed and delivered by Purchaser to CMS free and clear of all Encumbrances, in accordance with the terms of the Production Agreement.

ARTICLE 11

MISCELLANEOUS

11.1	Schedules and Exhibits.

All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Schedules contain information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties in Article 3. Matters set forth in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes, and the Schedules may not necessarily include other matters of a similar nature. Nothing in the Agreement or in the Schedules constitutes an admission that any information disclosed, set forth or incorporated by reference in the Schedules or in the Agreement is material, constitutes a Material Adverse Effect or is otherwise required by the terms of the Agreement to be so disclosed, set forth or incorporated by reference. No disclosure in the Schedules relating to any possible breach or violation of any Contract, Permit or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Any disclosure set forth in any particular Schedule will be deemed disclosed for any other Schedule to the extent that its relevance or applicability to such other Schedule is reasonably apparent.

11.2	Notices.

All notices, demands and other communications provided for hereunder shall be in writing and shall be given by personal delivery, via facsimile transmission (receipt telephonically confirmed), by nationally recognized overnight courier (prepaid), or by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its/his address as set forth below or at such other address or in such other manner as may be designated by such party in written notice to each of the other parties. All such notices, demands and communications shall be effective when personally delivered, one (1) business day after delivery to the overnight courier, upon telephone confirmation of facsimile transmission or upon receipt after dispatch by mail to the party to whom the same is so given or made:

If to Seller:	c/o Cargill Meat Solutions Corporation
151 N Main St
Wichita, KS 67202
Attention: John Keating

With a copy to:	Cargill, Incorporated
15407 McGinty Road West, MS-24
Wayzata, MN 55391
Attention: Douglas G. Ujdur
Facsimile: (952) 742-6349

If to Purchaser:	Green Plains Cattle Company LLC
1811 Aksarben Dr
Omaha NE 68106
Attention: Todd Becker, CEO

With a copy to:	Green Plains Cattle Company LLC
1811 Aksarben Dr.
Omaha NE 68106
Attn: Michelle Mapes, General Counsel
Facsimile: (402)952-4917

11.3	Entire Agreement.

This Agreement, including the documents, instruments, and agreements to be executed by the parties pursuant hereto, contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

11.4	Amendments.

No purported amendment, modification or waiver of any provision of this Agreement or any of the Ancillary Documents to be executed by the parties pursuant hereto shall be effective unless in a writing specifically referring to this Agreement and signed by all of the parties hereto.

11.5	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 11.5 shall be null and void and have no effect.

11.6	Bulk Sales Laws.

The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the transactions contemplated by this Agreement and the Ancillary Documents.

11.7	Fees and Expenses.

Each party hereto shall pay their own fees and expenses incurred in connection with (i) its required title, environmental or other due diligence; and (ii) negotiating and preparing this Agreement and consummating the transactions contemplated hereby, including fees and disbursements of their respective attorneys, accountants and investment bankers.

11.8	Governing Law and Jurisdiction.

(a) Governing Law. This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the state of Delaware without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws rules of the state of Delaware.

(b) Jurisdiction. Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or permitted assigns shall be brought and determined in the Court of Chancery of the State of Delaware and the Federal district court of the United States of America located within the City of Wilmington in the State of Delaware, and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby or thereby. Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.9	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF

ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.10	Counterparts and Facsimile Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile as if the original had been received.

11.11	Severability.

In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

11.12	Parties in Interest.

Except as set forth in Article 8 with respect to the Purchaser Indemnified Parties and Seller Indemnified Parties, nothing expressed or implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person other than Seller and Purchaser and their respective successors and permitted assigns.

11.13	Waiver.

The terms, conditions, warranties, representations and indemnities contained in this Agreement may be waived only by a written instrument executed by the party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof. No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

11.14	Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.15	Equitable Remedies.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representatives as of the day, month and year first above written.

SELLER:		PURCHASER:

CARGILL CATTLE FEEDERS, LLC		GREEN PLAINS CATTLE COMPANY LLC

By:	/s/ William Thoni	By:	/s/ Todd A. Becker
Name:	William Thoni	Name:	Todd A. Becker
Title:	Vice President - Cattle Procurement	Title:	Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBITS, ANNEXES, AND SCHEDULES

Exhibits

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Deed
Exhibit D	Form of Production Agreement

Annex

Annex I	Inventory Methodology
Annex II	Sample Close-Out Statement

Schedules

1.1(a)	Transferred Real Property Title Matters
2.1(a)(ii)	Property, Equipment and other Tangible Personal Property
2.1(a)(iii)	Transferred Real Property
2.1(a)(iv)	Assigned Contracts
2.1(a)(vii)	Construction in Progress
3.3	No Breach; Consents and Approvals
3.4	Clear Title
3.5	Condition of Assets
3.6	Litigation
3.7	Labor Matters
3.8(e)	Tax Matters
3.9	Employee Benefits
3.10	Absence of Certain Developments
3.12(a)	Material Contracts
3.13(b)	Assigned Contracts Matters relating to Transferred Real Property
3.13(e)	Access to Real Property
3.13(f)	Utilities
3.13(g)	Occupancy Certificates, Zoning and Permits
3.15(a)	Feedyard Employees
3.15(b)	Leaves of Absence
3.16	Permits
3.17	Insurance
3.19	Environmental Matters
3.20	Product Liability Claims
5.4	Employees Not Being Retained
5.6	Transition Service Terms and Conditions